Exhibit 10.3

EXHIBIT C FINAL

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of [ ], 2024, by and between NRF Consumer Limited (“NRF”), a company formed under the laws of Thailand, Nove Foods Limited (“NF”, together with NRF, the “Holders”, and each a “Holder”), a company formed under the laws of Thailand, and Bamboo Mart Inc., a Cayman Islands exempted company (the “Purchaser” or “PubCo”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Merger Agreement (as defined below).

BACKGROUND

A. Karious Acquisition Corp. Limited (“Parent”), Bamboo Mart Limited, a Cayman Islands exempted company (the “Company”), the Purchaser, KACL Merger Sub 2, a Cayman Islands exempted company and wholly owned subsidiary of Purchaser (“Merger Sub”) and the Holders entered into that certain Amended and Restated Agreement and Plan of Merger dated September 25, 2024 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which (a) Parent will be merged with and into Purchaser (the “Reincorporation Merger”), with Purchaser surviving the Reincorporation Merger, and (b) Merger Sub will be merged with and into the Company (the “Acquisition Merger”), with the Company surviving the Acquisition Merger as a direct wholly owned subsidiary of Purchaser (collectively, the “Business Combination”). The Merger Agreement further provides that following the Business Combination, Purchaser will be a publicly traded company listed on a stock exchange in the United States.

B. The Closing has occurred as of the date hereof.

C. Immediately prior to the Acquisition Merger, each of NRF and NF was the record owner of 5,196,553 and 13,724,100 ordinary shares of the Company, par value $1.00 per share (the “Company Ordinary Shares”), respectively.

D. At the Closing, NRF and NF were entitled to receive [*] and [*]1 PubCo Class A Ordinary shares, respectively (the “Lock-up Shares”), as their respective Merger Consideration Shares upon the consummation of the Acquisition Merger; the number of each Holder’s Lock-Up Shares may be adjusted after the Closing pursuant to Section 4.7 of the Merger Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1 Parties will insert these share numbers with the actual number of PubCo Class A Ordinary Shares issued to the Holders at the Closing.

AGREEMENT

1. Lock-Up.

(a) During the Lock-up Period (as defined below), without the prior written consent of the board of directors of Purchaser, each Holder irrevocably agrees that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of Purchaser.

(b) In furtherance of the foregoing, the Purchaser will (i) place an irrevocable stop order on all Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify the Purchaser’s transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct the Purchaser’s transfer agent not to process any attempts by such Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c) For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(d) For purpose of this Agreement, the “Lock-up Period” means with respect to the Lock-up Shares, the period commencing on the Closing Date and ending on the date that is twenty four (24) months thereafter.

The restrictions set forth herein shall not apply to: (1) transfers or distributions to any Holder’s current or former general or limited partners, or members, stockholders, other equity holders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) in the case of an individual, transfers by bona fide gift to a member of any Holder’s immediate family or to a trust, the beneficiary of which is such Holder or a member of such Holder’s immediate family for estate planning purposes; (3) in the case of an individual, transfers by virtue of the laws of descent and distribution upon death of such Holder, or in the case of an entity, transfers by virtue of the laws of the state of such Holder’s organization and such Holder’s Organizational Documents upon dissolution of such Holder; (4) transfers pursuant to a qualified domestic relations order; (5) any pledge, hypothecation or other granting of a security interest in any Lock-up Share or any security convertible into or exchangeable for any such Lock-up Share to one or more banks, financial or other lending institutions as collateral or security for or in connection with any margin loan or other loans, advances or extensions of credit entered into by any Holder or any of its Subsidiaries or any refinancings thereof and any transfers of such shares upon enforcement or foreclosure upon such shares in accordance with the terms of the documentation governing any margin loan or other loan, advance, or extension of credit; or (6) transfers made in connection with a liquidation, merger, or other similar transaction that results in all of the Purchaser’s shareholders having the right to exchange their ordinary shares for cash, securities or other property subsequent to the Closing Date, in each case of clauses (1) through (5) where such transferee or pledgee (as the case may be) agrees to be bound by the terms of this Agreement in writing, in form and substance reasonably satisfactory to Parent.

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In addition, after the Closing Date, if there is a Change of Control, then upon the consummation of such Change of Control, all Lock-up Shares shall be released from the restrictions contained herein. A “Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of the Purchaser and the Purchaser’s subsidiaries to a third-party purchaser; (b) a sale resulting in no less than a majority of the voting power of the Purchaser being held by person that did not own a majority of the voting power prior to such sale; or (c) a merger, consolidation, recapitalization or reorganization of the Purchaser with or into a third-party purchaser that results in the inability of the pre-transaction equity holders to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

2. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

3. Beneficial Ownership. Each Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any Purchaser Ordinary Shares, or any economic interest in or derivative of such stock, other than those securities specified on Section D of Background above.

4. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holders in connection with this Agreement.

5. Intentionally omitted.

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6. Notices. Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00 PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(a)	If to the Holders, to:

NR Instant Produce Public Company Limited

518/5 Maneeya Center Building Center 6th floor Ploenchit Rd Lumphini Pathumwan

Bangkok 10330 Thailand

Attention: Dan Pathomvanich; Penhurai Chaichatchaval

Email: Dan@nrinstant.com; Penhurai@nrinstant.com

with a copy to (which shall not constitute notice):

Allen Overy Shearman Sterling LLP

50 Collyer Quay, #09-01 OUE Bayfront

Singapore 049321

Attention: Felipe Duque, Esq.; Wayne Lee, Esq.

Email: felipe.duque@aoshearman.com; wayne.lee@aoshearman.com

(b)	If to Purchaser, to:

Bamboo Mart Inc.

Unit 9-3, Oval Tower @ Damansara

No. 685, Jalan Damansara

60000 Taman Tun Dr. Ismail

Kuala Lumpur, Malaysia

Attention: Joseph Lee

Email: joseph@kairous.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue, 19th Floor

New York, NY 10154

Attention: Lawrence Venick, Esq.

Email: lvenick@loeb.com

or to such other address as any party may have furnished to the others in writing in accordance herewith.

7. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

8. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

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9. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. Each Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by Parent and its successors and assigns.

10. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

11. Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

12. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

13. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

14. Governing Law and Dispute Resolution. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All actions, suits or proceedings (collectively, “Actions”) arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court having jurisdiction within the State of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of federal or state courts within the State of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BAMBOO MART INC.

By:
Name:
Title:

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IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

NRF CONSUMER LIMITED

By:
Name:
Title:

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IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

NOVE FOODS LIMITED

By:
Name:
Title:

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